Consultant Agreement

THIS AGREEMENT is made on October 2, 2006.

BETWEEN

SOUND REVOLUTION INC.

1511 West 40th Avenue
Vancouver British Columbia Canada V6M 1V7

(the "Company")

AND

ROBERT LANNI

Coalition Entertainment Management
10271 Yonge Street, Suite 302
Richmond Hill, Ontario
L4C 3B5

Tel: 905.508.0025

(the “Consultant”)

IT IS AGREED as follows:

1	Term of Appointment

1.1	The Company hereby appoints the Consultant to serve as a member of the Company's Board of Advisors (the "Advisory Board").

1.2	The appointment of the Consultant shall commence on the date of this Agreement, and shall continue until terminated in writing by either party.

2	Duties

2.1	The Consultants duties shall include a few hours of informal advisory time with the officers and directors of the Company by telephone or in person at least once a month.

2.2

If the Consultant is required to spend substantially longer than the time commitment set out in clause 2.1, the Company may at its sole and absolute discretion make one or more specific payments to the Consultant.

2.4	During his appointment, the Consultant shall:

(a)       assist the Company in finding a major celebrity spokesperson;

(b)       assist the Company in aligning itself with musicians for major promotions;

(c)       use his reasonable endeavors to promote and extend the interests of the Company, including assisting the other Advisory Board members in relation to public and corporate affairs and promotion of the success of the Company in general through the application of his particular knowledge, skill and experience;

(d)       provide the Company with an up to date summary of his business experience, including his main occupations for the past five years, and a list of all Directorships in other public companies;

(e)      promptly declare, so far as the Consultant is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into by any member of the Company; and

(f)      comply with any insider trading policies that the Company adopts.

3	Compensation

3.1	Remuneration. As compensation for his services, the Consultant shall receive, each quarterly financial period, options to purchase 15,000 shares of the Company's common stock with the following terms:

(a)      the exercise price per share shall be equal to the closing price of the Company's common stock as of the date the options vest;

(b)      the term of the options shall be two years, or 90 days after the Consultant ceases to serve on the Company's Advisory Board, whichever occurs earlier; and

(c)      the cash exercise of the options shall entitle the Consultant to shares registered on Form S-8 or Form SB-2.

3.2

Bonuses. The Consultant will receive further compensation as options to purchase common stock of the Company, registered on Form S-8 upon the completion of major milestones by the Company as a result of an introduction by the Consultant as follows:

	Milestone	Bonus
a)	For each corporate sponsorship or promotional program the Company enters into with a company that results in over $50,000 in revenues to the Company.	25,000 options
b)	For arranging for a major "A" list celebrity of international stardom to be the Company's spokesperson	50,000 options
c)	For each corporate sponsorship or promotional program the Company enters into with a Fortune 500 company that results in over $100,000 in revenues to the Company.	50,000 options

The options granted to the Consultant as a bonus will be exercisable at a price of the five day trading average of the shares the date that the agreement for which the bonus is being awarded is entered into. Each of the options shall be exercisable by the Consultant for a period of 2 years after they are granted or up to 90 days after the Consultant ceases to serve on the Company's Advisory Board, whichever occurs earlier. or up to 90 days after the termination of this Agreement, whichever occurs earlier. The Options shall be registered and the cash exercise of the Options shall entitle the Consultant to shares registered on Form S-8 or on a Form SB-2. Changes to the bonus compensation package may be made at any time by written addendum to this Agreement.

Further details on all options will be contained in the corresponding option agreements which will be entered into at the time the options will be granted.

4	Expenses and Indemnification

4.1 The Company shall reimburse the Consultant all expenses reasonably incurred by the Consultant in the proper performance of his obligations pursuant to this Agreement.

4.2 To the fullest extent permitted by the Company's Articles and the applicable law, the Company agrees to defend and indemnify the Consultant and hold him harmless against any liability that he incurs within the scope of his service as a Consultant of the Company.

5	Non-solicitation

5.1	The Consultant also agrees that:

(a) during the term of this Agreement he or she will not hire or take away or cause to be hired or taken away any employee or consultant of the Company; and

(b)

for a period of 12 months following the termination of this Agreement, the Consultant will not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the 12 months preceding such termination.

6	Confidential Information

6.1

The Consultant acknowledges that as a member of the Board, he will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) trade secrets; and

(b) confidential information concerning the business operations or financing of the Company.

6.2

The Consultant acknowledges that the information referred to in clause 6.1 could be used to the detriment of the Company. Accordingly, the Consultant undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Consultant’s services under this Agreement), or after the termination of this Agreement, except with the written permission of a member of the Board.

7	Termination

7.1	Either the Company or the Consultant may terminate this Agreement at any time, for any reason, provided that 30 days’ notice has been delivered by the party terminating the Agreement.

8	Company’s Property

8.1

The Consultant acknowledges that all items of any and every nature or kind created or used by the Consultant pursuant to this Agreement, or furnished by the Company to the Consultant, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement. The Consultant hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Consultant contributes, and the Consultant waives any and all moral rights that may be associated with such works.

9	Notices

9.1

Any notice required or permitted to be given to the Consultant shall be sufficiently given if delivered to the Consultant personally or if mailed by registered mail to the Consultant’s address last known to the Company, or if delivered to the Consultant via facsimile.

9.2

Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Consultant, or if delivered to the Company via facsimile.

10	Currency

10.1	All amounts in this Agreement are in United States Dollars, unless indicated otherwise.

11	Severability

11.1

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

12	Modification of Agreement

12.1	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

IN WITNESS WHEREOF the parties have read and understood this agreement and agree to the terms and conditions herein.

SOUND REVOLUTION INC.	CONSULTANT
by its authorized signatory

/s/ Robin Ram	/s/ Robert Lanni
Robin Ram, Chief Operating
Officer, Director	Robert Lanni